Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of C&J Energy Services Ltd. of our report dated March 2, 2015 relating to the financial statements and financial statement schedule of Nabors Red Lion Limited, which appears in Nabors Red Lion Limited’s Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

February 1, 2016